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                                                                    EXHIBIT 23.3

                          CONSENT OF ERNST & YOUNG LLP


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated July 31, 1996 on the consolidated financial statements and financial statement schedules of Employers Self Insurers Fund as of March 31, 1996 and for the year then ended, our reports dated November 21, 1996 on the consolidated financial statements and financial statement schedules of Employers Self Insurers Fund as of September 30, 1996 and for the six months then ended and our report dated February 9, 1996 on the consolidated financial statements of Summit Holding Corporation for each of the three years ended December 31, 1995 included in the Registration Statement and related Prospectus of Summit Holding Southeast, Inc. for the registration of 5,750,000 shares of Common Stock and 1,639,836 shares of Series A Preferred Stock.


                                          ERNST & YOUNG LLP

Jacksonville, Florida

January 24, 1997